Contact Info:Arron K. Sutherland, President and CEO

Illinois Casualty Company

(309) 732-0105

arrons@ilcasco.com

225 20th Street, Rock Island, IL  61201

ICC Holdings, Inc. Reports First Quarter 2018 Results

FOR IMMEDIATE RELEASE: 04/30/2018

Rock Island, IL. – April 30, 2018 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported preliminary, unaudited results for the quarter ended March  31, 2018.

FIRST QUARTER ENDED MARCH 31, 2018 – FINANCIAL RESULTS

Net earnings totaled $676,000 or $0.21 per share for the first quarter of 2018, compared to net earnings of $849,000 or $0.27 per share for the first quarter of 2017.

Direct premium written grew by $1,799,000, or 14.3%, to $14,388,000 for the first quarter of 2018 from $12,589,000 for the same period in 2017.  Net premiums earned grew by 4.2%  to $11,297,000 for the first quarter of 2018 from $10,838,000 for the same period in 2017.

For the first quarter of 2018, the Company ceded to reinsurers $2,248,000 of earned premiums, compared to $2,004,000 of earned premiums for the first quarter of 2017.

Net realized investment gains were $1,102,000 compared to net realized investment gains of $445,000 for the first quarter of 2018 and 2017, respectively. These increases were a result of the Company liquidating common stock securities as a result of changing equity managers during the first quarter of 2018. The Company’s previous equity manager had an ETF focus which required the Company to sell its holdings during the first quarter of 2018 to allow the new equity manager to implement their investing strategy.

Net investment income increased by $231,000, or 48.9%, during the first quarter of 2018, as compared to the same period in 2017.  The growth in net investment income is primarily from the increase in the available for sale securities.

Losses and settlement expenses increased by $1,397,000, or 21.2%, to $7,996,000 for the first quarter of 2018, from $6,599,000 for the same period in 2017.  The increase in losses and settlement expenses for the first quarter of 2017 is primarily due to an increase in the severity of workers compensation claims.

Policy acquisition costs are costs incurred to issue policies, which include commissions, premium taxes, underwriting reports, and underwriter compensation costs. The Company offsets the direct commissions it pays with ceded commissions it receives from reinsurers. Other operating expenses consist primarily of information technology costs, accounting and internal control salaries, as well as audit and legal expenses. Policy acquisition costs and other operating expenses increased by $402,000, or 10.8%, to $4,137,000 for the first quarter of 2018 from $3,735,000 for the same period in 2017.  The increase in policy acquisition costs and other operating expenses during the three months ended March 31, 2018 are primarily driven by increases in expenses related to operating as a public company for the entire three months ended March 31, 2018 compared with only 18 days of public company operating expenses recognized during the same period of 2017, as well as an increase in insurance expense.

Total assets decreased by 2.1 % from $152,334,000 at December 31, 2017 to $149,064,000 at March 31, 2018,  primarily as a result of a reduction in cash and cash equivalents used to pay off corporate debt during the first quarter of 2018.  Our investment portfolio, which consists of fixed maturity securities, common stocks, preferred stocks, and property held for investment, increased by 0.7% from $105,133,000 at December 31, 2017 to $105,852,000 at March 31, 2018.

FIRST QUARTER ENDED MARCH 31, 2018 – FINANCIAL RATIOS

The Company’s loss and settlement expense ratio (defined as loss and settlement expenses divided by net premiums earned) was 70.8% in the first quarter ended March  31, 2018 compared with 60.9% in the first quarter of 2017.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 36.6%  in the first quarter of 2018 compared to 34.5% in the first quarter of 2017.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 107.4%  in the first quarter of 2018 compared to 95.4% in the first quarter of 2017.

MANAGEMENT COMMENTARY

“The Company began the year with historically strong growth in written premium.  This was primarily driven by new business in both core states and recently added markets including Colorado.  The Company issued its first policies in Michigan in April and believes this state provides excellent growth potential.  It is expected that this top line growth trend will continue throughout 2018.  In a targeted move, the Company reduced its property retention level by 43%. While this lowered the amount of net premium earned in the first quarter, we believe that this move will be key in returning the Company to historical levels of profitability.  Unfortunately, loss results were negatively impacted by underperformance in the workers’ compensation line in the first quarter. This was primarily due to unfavorable development on prior accident year losses. The Company is committed to profitable growth, and believes that the measures it has taken to reduce property volatility combined with successful geographic expansion will translate into these desired results,” stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion and diversification of its subsidiaries in order to maximize value to its stakeholders.  The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth, product and segment expansion, regulatory approval in connection with expansion, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	March 31,	December 31,
	2018	2017
Assets
Investments and cash:
Available for sale securities, at fair value
Fixed maturity securities (amortized cost - $89,877,704 at	$90,042,265	$89,605,073
3/31/2018 and $87,773,047 at 12/31/2017)
Common stocks¹ (cost - $13,201,032 at	12,607,029	8,534,109
3/31/2018 and $7,631,180 at 12/31/2017)
Preferred stocks (cost - $0,066,675 at	65,725	3,867,429
3/31/2018 and $3,783,311 at 12/31/2017)
Property held for investment, at cost, net of accumulated depreciation of	3,137,229	3,126,566
$150,200 at 3/31/2018 and $50,948 at 12/31/2017
Cash and cash equivalents	1,528,380	6,876,519
Total investments and cash	107,380,628	112,009,696
Accrued investment income	703,801	687,453
Premiums and reinsurance balances receivable, net of allowances for	19,934,301	19,013,262
uncollectible amounts of $50,000 at 3/31/2018 and 12/31/2017
Ceded unearned premiums	494,023	274,972
Reinsurance balances recoverable on unpaid losses and settlement expenses,	9,764,338	10,029,834
net of allowances for uncollectible amounts of $0 at 3/31/2018 and 12/31/2017
Federal income taxes	1,466,079	922,405
Deferred policy acquisition costs, net	4,519,590	4,592,415
Property and equipment, at cost, net of accumulated depreciation of	3,516,809	3,503,904
$4,691,231 at 3/31/2018 and $4,896,042 at 12/31/2017
Other assets	1,283,546	1,301,420
Total assets	$149,063,115	$152,335,361
Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$51,444,103	$51,074,126
Unearned premiums	27,451,191	26,555,582
Reinsurance balances payable	683,077	327,483
Corporate debt	3,491,077	4,339,208
Accrued expenses	2,471,516	4,274,002
Other liabilities	1,214,858	1,663,415
Total liabilities	86,755,822	88,233,816
Equity:
Common stock[2]	35,000	35,000
Additional paid-in capital	32,371,876	32,333,290
Accumulated other comprehensive earnings, net of tax	(340,008)	2,227,069
Retained earnings	33,463,696	32,787,406
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(3,223,271)	(3,281,220)
Total equity	62,307,293	64,101,545
Total liabilities and equity	$149,063,115	$152,335,361

1At March 31, 2018, common stock securities consist entirely of individual common stocks. At December 31, 2017, common stock consisted of exchange trade funds (ETF) made up primarily of Dividends Select and the S&P 500.500

2Par value $0.01; authorized: 2018 - 10,000,000 shares and 2017 – 10,000,000 shares; issued: 2018 - 3,500,000 and 2017 – 3,500,000 shares; outstanding: 2018 - 3,177,672 and 2017 – 3,150,000 shares.

32018 –  322,328 shares and 2017 – 350,000 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	March 31,
	2018	2017
Net premiums earned	$11,296,944	$10,838,106
Net investment income	702,884	472,324
Net realized investment (losses) gains	1,102,130	444,781
Other income	56,678	84,258
Consolidated revenues	13,158,636	11,839,469
Losses and settlement expenses	7,995,849	6,599,384
Policy acquisition costs and other operating expenses	4,137,351	3,734,652
Interest expense on debt	48,161	52,310
General corporate expenses	136,250	139,215
Total expenses	12,317,611	10,525,561
(Loss) earnings before income taxes	841,025	1,313,908
Total income tax (benefit) expense	164,735	464,864
Net (loss) earnings	$676,290	$849,044

Other comprehensive earnings, net of tax	(2,567,077)	54,481
Comprehensive (loss) earnings	$(1,890,787)	$903,525

(Loss) earnings per share:
Basic:
Basic net (loss) earnings per share	$ 0.21	$ 0.27
Diluted:
Diluted net (loss) earnings per share	$ 0.21	$ 0.27

Weighted average number of common shares outstanding:
Basic	3,173,807	3,150,000
Diluted	3,174,234	3,150,000